Filed Pursuant to Rule 424(b)(5)

Registration No. 333-274083

SUPPLEMENT To Prospectus Supplement dated January 19, 2024

(To Prospectus Dated August 28, 2023)

This supplement to the prospectus supplement (this “Supplement”) amends and supplements the prospectus supplement, dated January 19, 2024 (the “Prospectus Supplement”), relating to the offer and sale of shares of our Class A common stock, par value $0.0001 per share (“common stock”), pursuant to that certain Controlled Equity OfferingSM Sales Agreement, dated August 31, 2022 (the “Sales Agreement”), with Cantor Fitzgerald & Co. (“Cantor”). This Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus dated August 28, 2023. This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BIVI.” On September 24, 2024, the last reported sale price of our common stock was $1.18 per share. Under the Prospectus Supplement, we initially registered up to $25,000,000 of our common stock for offer and sale pursuant to the Sales Agreement. From January 19, 2024 through the date of this Prospectus Supplement, we have sold an aggregate of $6,446 of shares of our common stock under the Prospectus Supplement.

The purpose of this Supplement is to suspend the Sales Agreement and the continuous offering by us under the Prospectus Supplement effective on September 25, 2024. We will not make any sales of our common stock pursuant to the Sales Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Sales Agreement remains in full force and effect.

The date of this prospectus supplement is September 25, 2024